Exhibit 99.4

For Immediate Release

Citigroup Inc. (NYSE: C)

July 10, 2009

CITI PROVIDES HISTORICAL FINANCIAL DATA FOR BUSINESSES WITHIN

CITICORP, CITI HOLDINGS AND CORPORATE/OTHER

Separation of businesses enhances ability to reduce assets,

optimize value, and simplify and streamline Citi

New York — On January 16, 2009, Citi announced its realignment into three new reporting segments: Citicorp, Citi Holdings and Corporate/Other.   Today, Citi is providing a historical Quarterly Financial Data Supplement for these segments.  The supplement includes quarterly results from the first quarter of 2007 through the first quarter of 2009, and yearly results from 2006 through 2008, to reflect the new reporting structure and assist the historical analysis process.

Citi implemented this realignment in February, and though there is no legal separation of the three segments, financial reporting will reflect the new structure going forward, beginning with the second quarter of 2009.

“The creation of Citicorp and Citi Holdings reflects our strategy to refocus the company on its greatest strength: our global institutional and consumer banking businesses, while exiting non-core businesses and reducing risk assets,” said Vikram Pandit, Chief Executive Officer.  “Citicorp is an extraordinary franchise with the largest global presence of any financial services firm in the world.  Our focus is to grow Citicorp while managing our long term exit from the non-core businesses and assets held in Citi Holdings.”

As previously announced:

•                  Citicorp consists of Regional Consumer Banking in North America, EMEA, Asia and Latin America, and the Institutional Clients Group (Securities and Banking, including the Private Bank, and Transaction Services).

•                  Citi Holdings consists of Brokerage and Asset Management, Local Consumer Lending, and a Special Asset Pool. At the end of the first quarter 2009, Citi had $235.8 billion of on-balance sheet assets covered by the loss-sharing agreement with the U.S. Government. Local Consumer Lending holds approximately 75% of these assets (mostly Consumer assets), and the Special Asset Pool holds the remainder (mostly former Securities and Banking assets).

•                  Corporate/Other and Discontinued Operations will be reported at the Citigroup level, and will not be reflected in Citicorp and Citi Holdings results.

The reformatted Quarterly Financial Data Supplement, as well as historical Press Release Disclosed Items, Securities and Banking Revenue Marks, and a Citigroup Segment Chart, each mapped to the new structure, are now posted on Citi’s Investor Relations website at http://www.citigroup.com/citigroup/fin.

Citi will announce second quarter results on Friday, July 17, 2009 at 8 a.m. (New York time).

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Contacts:

Media:	Alex Samuelson	212-559-2791
	Shannon Bell	212-793-6206

Investors:	John Andrews	212 559 2718

Fixed Income Investors:	Ilene Fiszel Bieler	212 559 5091